Exhibit 10.40

AMENDMENT ONE TO THE TECHNOLOGY LICENSE AGREEMENT

This Amendment One to the Technology License Agreement with an effective date of September 25, 2010 (the “Celexion License”) is made effective on the date of last signature below (“Amendment One Date”) and is entered into by and between BioAmber Inc. (formerly DNP Green Technology, Inc.) (“BioAmber” or “DNP Green”) and Celexion, LLC (“Celexion”).

WHEREAS, BioAmber now intends to enter into:

(i)	a Development Agreement (the “Cargill Development Agreement”) with Cargill, Incorporated (“Cargill”) pursuant to which Cargill and/or BioAmber would further develop or modify certain proprietary Cargill yeast strains (“CB1”) with the goal of fermenting dextrose and/or sucrose as the feedstock to produce free adipic acid and inorganic salts of adipic acid solely via the CoB-Adipic Pathway (as defined below), and as more fully described in the Cargill Development Agreement; and

(ii)	in carrying out at least part of the work under the Cargill Development Agreement, Cargill will be a sub-contractor to BioAmber under the Celexion License (as defined below) implementing portions of the CoB-Adipic Pathway within CB1 for the production of adipic acid and inorganic salts of adipic acid. The work carried out by Cargill as a sub-contractor to BioAmber will be subject to the terms and conditions of the Celexion License, as amended hereby. Cargill will not be a sublicensee under the Celexion License, except to the extent that Cargill is performing the subcontractor work for BioAmber under the Cargill Development Agreement; and

(iii)	a Commercial License Agreement (the “Cargill License”) with Cargill pursuant to which Cargill would grant and BioAmber would acquire certain rights to use certain Cargill intellectual property rights, improvements made by Cargill and/or BioAmber under the Cargill Development Agreement and related know-how and patent rights, for the production of free adipic acid and inorganic salts of adipic acid, as more fully described in the Cargill License; and

WHEREAS, Cargill, as a BioAmber sub-contractor, may, in connection with the Cargill Development Agreement, create “DNP Green Improvements”, as defined in Section 7.1 of the Celexion License, as amended herein; and

WHEREAS, the undersigned wish to establish that “Cargill Intellectual Property” (as defined below) is not DNP Green Improvements.

ACCORDINGLY, the undersigned hereby agree as follows:

A. ARTICLE VII IMPROVEMENTS of the Celexion License is hereby amended to replace Articles 7.1, 7.4 and 7.5 in their entirety with the following:

7.1 During the term of this Agreement, DNP Green shall have the exclusive right, at its cost, to create “DNP Green Improvements” in the Field of Use; provided that the Parties acknowledge that certain of such DNP Green Improvements may be useful both in the Field of Use and outside the Field of Use. “DNP Green Improvements” mean any derivative works from the Licensed Intellectual Property and developments, improvements and enhancements of the Licensed Intellectual Property, made by DNP Green directly or through sub-contractors outside of the performance of the Work Plan, but excluding Cargill Intellectual Property (as defined below). “Product Improvements” mean any DNP Green Improvements that directly relate solely to Products in the Field of Use.

For work carried out by Cargill and/or DNP Green under the Cargill Development Agreement (and any successor agreement, thereto directed to the production of Adipic Acid and/or inorganic salts of Adipic Acid):

(i) “Cargill Intellectual Property” means all patent rights, know-how, trade secrets, systems, copyrighted materials, software, database rights, technology, confidential information of Cargill not included in the foregoing and any other present or future intellectual property right, wherever in the world enjoyable, in each case that is controlled by Cargill (or by its designee) by ownership or license and that in each case directly relates to CB1 or to the fermentation process for CB1, and that in each case is made by DNP Green or Cargill outside of the performance of the Work Plan, and any derivative works from the foregoing and developments, improvements and enhancements of the foregoing (including, but not limited to: (a) all strain developments, improvements, and enhancements carried out through genetic engineering, metabolic engineering and/or directed genetics directly relating to CB1 and/or the use of CB1; and (b) any and all fermentation developments, improvements, and enhancements directly relating to CB1 and the use of CB1. Notwithstanding the above, but without otherwise limiting the rights of Celexion, for clarification Cargill Intellectual Property shall not include the CoB-Adipic Pathway, per se, nor any improvements to the enzymes or nucleic acid sequences within the CoB-Adipic Pathway. (CoB-Adipic Pathway as used herein shall mean any points in the biochemical pathway depicted in FIG. 1 of International Publication Number WO 2010/068944 A2, published 17 June 2010), starting with the first enzyme depicted (i.e. homocitrate synthase); and

(ii) Cargill (or its designee) shall own and have unencumbered rights to utilize all Cargill Intellectual Property and Celexion shall obtain no rights to Cargill Intellectual Property as a result of this Agreement. Without limiting the preceding and solely as a clarifying example: CB1 modified to include the CoB-Adipic Pathway (and CB1 modified to include any enzymes within the CoB-Adipic Pathway) will be Cargill Intellectual Property, but modifications to the CoB-Adipic Pathway and any improvements to the enzymes or nucleic acid sequences within the CoB-Adipic Pathway carried out by Cargill and/or BioAmber under the Celexion License will be DNP Green Improvements.

7.4 DNP Green shall have the right at its own discretion to secure intellectual property protection in any of the DNP Green Improvements at its own expense initially in the name of DNP Green; provided that, without limiting the rights of DNP Green and Celexion and so long as Celexion’s rights are preserved and subject to Section 7.5, and as an example, DNP Green may designate Cargill to act on its behalf in securing such intellectual property protection for DNP Green. For clarification, Cargill shall have the right at its own discretion to secure intellectual property protection in any of the Cargill Intellectual Property at its own expense in the name of Cargill or a designee.

7.5 Licensee shall promptly disclose to Celexion any DNP Green Improvements. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Celexion and its Affiliates a nonexclusive, royalty-free, worldwide, irrevocable right and license outside the Field of Use to DNP Green Improvements, but excluding Product Improvements , with the right to grant and authorize the grant of sublicenses at any tier, under Licensee’s or its designee’s (including without limitation, Cargill) (directly or by assignment from Cargill or other sub-contractors) DNP Green Improvements, to make, have made, use, offer for sale, sell, import and otherwise dispose of products and practice processes, and to practice processes and use, copy, modify and, if permitted under Article VI (Confidential Information), distribute information outside the field of use. Licensee shall add a provision in each subcontract or other agreement (including without limitation the Cargill Development Agreement and any successor agreement thereto) with a designee that Celexion shall be a third party beneficiary for purposes of any terms and conditions directly relating to DNP Green Improvements.

B.	All other terms of the Celexion License remain in full force and effect as amended hereby.

This Amendment is made effective as of the Amendment One Date.

BIOAMBER INC.

Per:	[illegible]	Date:	3/15/2012
Name:
Title: C.E.O.

CELEXION, LLC

Per:	/s/ Brian M. Baynes	Date:	3/14/2012
Name: Brian M. Baynes
Title: CEO

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